Exhibit 99.1

For release: October 31, 2006, 6:00 am EST	Contact:	Mark Rittenbaum 503-684-7000
Greenbrier reports record EPS of $2.48 on revenues of $954 million for fiscal 2006;
fourth quarter EPS is $.76 on revenues of $265 million
     Lake Oswego, Oregon, October 31, 2006 — The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal fourth quarter and fiscal year ended August 31, 2006.
Financial Highlights
Fiscal 2006:
•	Net earnings were a record $39.6 million, or $2.48 per diluted share, up 33% from $29.8 million or $1.92 per diluted share in fiscal 2005.

•	Record EBITDA for fiscal 2006 was $112 million, up 27% over 2005 EBITDA of $88 million.

•	Total new railcar deliveries of 11,400 in fiscal 2006, compared to 13,200 units in fiscal 2005.

•	Net earnings for the year include a tax benefit of $0.7 million, or $.04 per diluted share, for two tax items. This tax benefit consists of:
•	(i) a charge in the third quarter of $3.0 million after tax, or $.19 per diluted share, for settlement of a tax audit in 2006, and

•	(ii) a benefit in the fourth quarter of $3.7 million, or $.23 per diluted share, for a realization of a deferred tax asset relating to net operating loss carry-forwards at the Company’s Mexican subsidiary.
•	Growing backlog of 14,700 units valued at $1.0 billion on August 31, 2006, compared with 9,600 units valued at $550 million on August 31, 2005, and 13,100 units at $760 million on August 31, 2004.
Fourth Quarter:
•	Net earnings were $12.3 million, or $.76 per diluted share — up 16% from the $10.6 million, or $.68 per diluted share in the fourth quarter of fiscal 2005.

•	Net earnings for the quarter include a $3.7 million tax benefit, or $.23 per diluted share, for a realization of a deferred tax asset relating to net operating loss carry-forwards at the Company’s Mexican subsidiary.

•	EBITDA was $25.8 million, compared to $29.0 million for the fourth quarter of fiscal 2005.

•	New railcar deliveries were 3,200 units for the quarter, compared to 3,300 units for the fourth quarter of 2005.
Strategic Accomplishments:
•	During 2006, the Company expanded its new railcar offerings into car types where future demand is expected to be strong. These car types include covered hopper cars, Auto-Max®, automotive vehicle carrying railcars and mill gondola cars for scrap steel service.

•	As the result of active portfolio management and growth initiatives, the Company enhanced the quality of its owned lease fleet, reducing the average car age from 22 years to 16 years while extending the average lease term to 3.3 years from 2.7 years as compared to a year ago. Lease fleet utilization was 97.2%.

•	Subsequent to year end, the Company executed on three major strategic initiatives: 1) the acquisition of the assets of RailCar America; 2) an agreement to acquire the stock of Meridian Rail Services; and 3) the formation of a new joint venture, Greenbrier GIMSA, to build new freight cars in Mexico. These initiatives will: improve the Company’s competitive position in new railcar manufacturing; nearly triple the annual revenues of the Company’s railcar repair and refurbishment business, and reduce the overall cyclicality of its business, while further distinguishing the Company in the marketplace.

•	The Company continued to strengthen its liquidity position by issuance of $100 million of convertible senior notes, $60 million add-on of senior unsecured notes, and a commitment for a new five-year, $275 million revolving credit facility.
Fourth Quarter Results:
     Revenues for the fourth quarter of fiscal 2006 were $265 million, flat with $265 million in the prior year’s fourth quarter. EBITDA was $25.8 million, or 9.7% of revenues for the quarter, compared to $29.0 million, or 10.9% of revenues in the prior year’s fourth quarter. Net earnings were $12.3 million, or $.76 per diluted share — up 16% from the $10.6 million, or $.68 per diluted share in the fourth quarter of fiscal 2005. The Company realized a $3.7 million tax benefit, or $.23 per diluted share, during the quarter for a realization of a deferred tax asset relating to net operating carry-forwards at its Mexican subsidiary.
     New railcar deliveries for the quarter of 3,200 units and gains on equipment sale of $0.3 million were both lower than previously anticipated. This was principally due to timing differences, as some lease syndication and equipment sales activities were deferred. As well, the growth of the lease fleet, and therefore production for the lease fleet, was higher than earlier guidance. New additions to the lease fleet for the year were nearly $120 million, compared to earlier expectations of $110 million of additions. These factors were mitigated in part by the continued expansion of manufacturing margins, as a result of operating leverage. The overall effect of these factors was to continue to grow the Company’s leasing operations and longer-term profitability, but in the short term reduce fourth quarter earnings. The Company expects its lease fleet expansion efforts will drive long-term profitability and contribute to stable earnings going forward, outweighing the short term effect of deferring revenues from Q4 2006 into future periods.
     In the Manufacturing segment, fourth quarter revenues were $242 million, compared to $241 million in the fourth quarter of 2005. Deliveries for the quarter were 3,200 units, compared to 3,300 units in prior comparable period. The revenue per unit increased due to a change in product mix. A higher percentage of conventional rather than intermodal railcars were shipped during the quarter, as the Company continued to diversify its product offerings. Manufacturing margin for the quarter grew to 11.2% of revenues, compared to 10.4% of revenues in the fourth quarter of 2005, as margins continued to benefit from cost reduction efforts and efficiencies of long production runs.
     Revenues in the Leasing & Services segment were $23.4 million, compared to $24.4 million in the same quarter last year. Leasing & Services margin were 54.2% of revenues, compared to 56.5% of revenues in the same quarter last year. The slightly lower revenues and margins in the current quarter are due to lower gains on equipment sales of $0.3 million in the current quarter, compared to $2.5 million in the prior comparable period. After excluding gains on equipment sales for both periods, leasing and services revenues grew by $1.2 million, or 6%, and leasing and services margins grew from 51.6% to 53.3% of revenues.
Future Outlook:
     The Company anticipates revenues for fiscal 2007 in the range of $1.2 to $1.3 billion and earnings in the range of $3.10-$3.40 per diluted share. The principal drivers for this growth are anticipated to be from the RailCar America and Meridian acquisitions, along with improved operating performance in Europe. The Company expects this growth to be partially offset by lower gains on equipment sales from the Company’s lease fleet and a slightly high effective tax rate, due to the geographic mix of earnings in 2007. Financial performance from the Company’s TrentonWorks freight car manufacturing operation in Canada is expected to decline in 2007 compared to 2006, due to weaker markets for forest product railcars and the strong Canadian dollar.
     William A. Furman, president and chief executive officer, noted, “Fiscal 2006 was another very successful year for the Company, with our second consecutive year of record earnings and numerous strategic accomplishments. Over the past year, we have taken several steps to bolster our growth, increase our profitability and competitive positioning, and diversify the business.”
     Furman added, “As we enter fiscal 2007, we are excited about the prospects for the year. This optimism is driven by a combination of continued strength in railroad industry fundamentals, coupled with the Company’s enhanced competitive position, as the result of recent strategic initiatives.”
     Furman concluded, “In the near term, we will continue to focus on integrating our three recent strategic initiatives and realizing the synergies associated with them. We will also continue to selectively seek growth opportunities.”

     Mark Rittenbaum, senior vice president and treasurer, said, “We are pleased with our financial performance during the fourth quarter and the year as we continued to see gross margin expansion across all business lines. While deliveries for the quarter and gains on equipment sale were lower than previously anticipated, this was principally due to timing differences as some lease syndication and equipment sales activities were deferred. We also made more additions to the lease fleet for the year than expected. The net effect of these factors is positive as we continue to grow our leasing operations and long-term profitability. However, in the short-term these factors impacted our fourth quarter earnings. As we look at 2007, we are optimistic about the Company’s ability to continue to grow revenues and earnings, driven by many of our strategic initiatives.”
     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its manufacturing facilities in the U.S., Canada, and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 30 locations (post Meridian acquisition) across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 135,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
     EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
     The Greenbrier Companies will host a teleconference to discuss fourth quarter and fiscal year end results. Teleconference details are as follows:
Tuesday, October 31, 2006
7:30 am Pacific Standard Time
Phone #: 630-395-0143, Password: “Greenbrier”
Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through November 18, 2006 at 203-369-1424.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
August 31,

(In thousands, except per share amounts)	2006	2005
Assets
Cash and cash equivalents	$142,894	$73,204
Restricted cash	2,056	93
Accounts and notes receivable	115,565	122,957
Inventories	163,151	121,698
Railcars held for sale	35,216	59,421
Investment in direct finance leases	6,511	9,974
Equipment on operating leases	301,009	183,155
Property, plant and equipment	80,034	73,203
Other	30,878	27,502

	$877,314	$671,207

Liabilities and Stockholders’ Equity
Revolving notes	$22,429	$12,453
Accounts payable and accrued liabilities	204,793	195,258
Participation	11,453	21,900
Deferred income tax	37,472	31,629
Deferred revenue	17,481	6,910
Notes payable	362,314	214,635

Subordinated debt	2,091	8,617

Subsidiary shares subject to mandatory redemption	—	3,746

Stockholders’ equity	219,281	176,059

	$877,314	$671,207

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations

Years ended August 31,

(In thousands, except per share amounts)	2006	2005	2004
Revenue
Manufacturing	$851,289	$941,161	$653,234
Leasing & services	102,534	83,061	76,217

	953,823	1,024,222	729,451

Cost of revenue
Manufacturing	754,421	857,950	595,026
Leasing & services	42,023	41,099	42,241

	796,444	899,049	637,267

Margin	157,379	125,173	92,184

Other costs
Selling and administrative expense	70,918	57,425	48,288
Interest and foreign exchange	25,396	14,835	11,468
Special charges	—	2,913	1,234

	96,314	75,173	60,990
Earnings before income tax and equity in unconsolidated subsidiaries	61,065	50,000	31,194
Income tax expense	(21,698)	(19,911)	(9,119)

Earnings before equity in unconsolidated subsidiaries	39,367	30,089	22,075
Equity in earnings (loss) of unconsolidated subsidiaries	169	(267)	(2,036)

Earnings from continuing operations	39,536	29,822	20,039

Earnings from discontinued operations (net of tax)	62	—	739

Net earnings	$39,598	$29,822	$20,778

Basic earnings per common share:
Continuing operations	$2.51	$1.99	$1.38
Discontinued operations	—	—	0.05

	$2.51	$1.99	$1.43

Diluted earnings per common share:
Continuing operations	$2.48	$1.92	$1.32
Discontinued operations	—	—	0.05

	$2.48	$1.92	$1.37

Weighted average common shares:
Basic	15,751	15,000	14,569
Diluted	15,937	15,560	15,199

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
Years ended August 31,

(In thousands)	2006	2005	2004
Cash flows from operating activities:
Net earnings	$39,598	$29,822	$20,778
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Earnings from discontinued operations	(62)	—	(739)
Deferred income taxes	5,893	5,807	9,646
Tax benefit of stock options exercised	—	2,393	—
Depreciation and amortization	25,253	22,939	20,840
Gain on sales of equipment	(10,948)	(6,797)	(629)
Special charges	—	—	1,234
Other	278	651	1,332
Decrease (increase) in assets:
Accounts and notes receivable	8,948	(32,328)	(37,786)
Inventories	(37,517)	15,403	(22,355)
Railcars held for sale	156	(38,495)	14,097
Other	2,577	(5,167)	2,940
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	5,487	3	30,956
Participation	(10,447)	(15,207)	(18,794)
Deferred revenue	10,326	4,285	(37,495)

Net cash provided by (used in) operating activities	39,542	(16,691)	(15,975)

Cash flows from investing activities:
Principal payments received under direct finance leases	2,048	5,733	9,461
Proceeds from sales of equipment	28,863	32,528	16,217
Investment in and advances to unconsolidated subsidiaries	550	92	(2,240)
Acquisition of joint venture interest	—	8,435	—
Decrease (increase) in restricted cash	(1,958)	1,007	4,757
Capital expenditures	(140,569)	(69,123)	(42,959)

Net cash used in investing activities	(111,066)	(21,328)	(14,764)

Cash flows from financing activities:
Changes in revolving notes	8,965	2,514	(14,030)
Proceeds from notes payable	154,567	169,752	—
Repayments of notes payable	(13,191)	(67,691)	(21,539)
Repayment of subordinated debt	(6,526)	(6,325)	(5,979)
Dividends	(5,042)	(3,889)	(889)
Net proceeds from equity offering	—	127,462	—
Repurchase and retirement of stock	—	(127,538)	—
Stock options exercised and restricted stock awards	5,757	3,286	6,093
Excess tax benefit of stock options exercised	2,600	—	—
Purchase subsidiary’s shares subject to mandatory redemption	(4,636)	—	(1,277)

Net cash provided by (used in) financing activities	142,494	97,571	(37,621)

Effect of exchange rate changes	(1,280)	1,542	3,172
Increase (decrease) in cash and cash equivalents	69,690	61,094	(65,188)
Cash and cash equivalents
Beginning of period	73,204	12,110	77,298

End of period	$142,894	$73,204	$12,110

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
 Reconciliation of Net Cash Provided by (used in) Operating Activities to EBITDA
(In thousands, unaudited)

	Year ending August 31,
	2006	2005
Net cash (used in) provided by operating activities	$39,542	$(16,691)
Earnings from discontinued operations	62	—
Changes in working capital	20,470	71,506
Deferred income taxes	(5,893)	(5,807)
Tax benefit of stock options exercised	—	(2,393)
Gain on sales of equipment	10,948	6,797
Other	(278)	(651)
Income tax expense	21,698	19,911
Interest and foreign currency	25,396	14,835

EBITDA from continuing operations	$111,945	$87,507

	Three months ending
	August 31,	August 31,
	2006	2005
Net cash (used in) provided by operating activities	$33,849	$20,711
Earnings from discontinued operations	62	—
Changes in working capital	(12,769)	(791)
Deferred income taxes	(2,844)	(5,128)
Tax benefit of stock options exercised	—	(452)
Gain on sales of equipment	342	2,497
Other	(219)	(152)
Income tax expense (benefit)	(568)	7,078
Interest and foreign currency	7,990	5,196

EBITDA from continuing operations	$25,843	$28,959

1 “EBITDA” (earnings from continuing operations before interest, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.

Supplemental Information
Quarterly Results of Operations (Unaudited)
     Operating results by quarter for 2006 are as follows:
(In thousands, except per share amounts)

	First	Second	Third	Fourth	Total
2006
Revenue
Manufacturing	$164,596	$208,922	$236,052	$241,719	$851,289
Leasing & services	21,766	27,292	30,036	23,440	102,534

	186,362	236,214	266,088	265,159	953,823

Cost of revenue
Manufacturing	143,030	185,360	211,444	214,587	754,421
Leasing & services	10,439	10,671	10,172	10,741	42,023

	153,469	196,031	221,616	225,328	796,444

Margin	32,893	40,183	44,472	39,831	157,379

Other costs
Selling and administrative expense	15,541	17,092	17,896	20,389	70,918
Interest and foreign exchange	4,573	7,180	6,149	7,494	25,396

	20,114	24,272	24,045	27,883	96,314

Earnings before income tax and equity in unconsolidated subsidiaries	12,779	15,911	20,427	11,948	61,065

Income tax benefit (expense)	(4,934)	(7,466)	(9,866)	568	(21,698)
Equity in (loss) earnings of unconsolidated subsidiaries	172	118	119	(240)	169

Earnings from continuing operations	8,017	8,563	10,680	12,276	39,536
Earnings from discontinued operations (net of tax)	—	—	—	62	62

Net earnings	$8,017	$8,563	$10,680	$12,338	$39,598

Basic earnings per common share:
Continuing operations	$.52	$.55	$.67	$.77	$2.51
Discontinued operations	—	—	—	—	—

	$.52	$.55	$.67	$.77	$2.51

Diluted earnings per common share:
Continuing operations	$.51	$.54	$.67	$.76	$2.48
Discontinued operations	—	—	—	—	—

	$.51	$.54	$.67	$.76	$2.48

Quarterly Results of Operations (Unaudited)
     Operating results by quarter for 2005 are as follows:
(In thousands, except per share amounts)

	First	Second	Third	Fourth	Total
2005
Revenue
Manufacturing	$200,397	$233,808	$266,090	$240,866	$941,161
Leasing & services	17,651	21,105	19,944	24,361	83,061

	218,048	254,913	286,034	265,227	1,024,222

Cost of revenue
Manufacturing	182,862	217,796	241,491	215,801	857,950
Leasing & services	10,380	10,570	9,561	10,588	41,099

	193,242	228,366	251,052	226,389	899,049

Margin	24,806	26,547	34,982	38,838	125,173

Other costs
Selling and administrative expense	12,072	14,044	15,276	16,033	57,425
Interest and foreign exchange	3,059	4,295	2,285	5,196	14,835
Special charges	—	—	2,913	—	2,913

	15,131	18,339	20,474	21,229	75,173

Earnings before income tax and equity in unconsolidated subsidiaries	9,675	8,208	14,508	17,609	50,000

Income tax benefit (expense)	(3,554)	(3,397)	(5,881)	(7,079)	(19,911)
Equity in (loss) earnings of unconsolidated subsidiaries	(731)	(9)	417	56	(267)

Net earnings	$5,390	$4,802	$9,044	$10,586	$29,822

Basic earnings per common share	$.36	$.32	$.60	$.71	$1.99
Diluted earnings per common share	$.35	$.31	$.58	$.68	$1.92